Exhibit 10.6

BayCoast Bank	Supplemental Directors Retirement Agreement

BAYCOAST BANK

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

THIS SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT (“Agreement”) is entered into this    day of       , between BAYCOAST BANK (“Bank”), a bank located in Swansea, Massachusetts, and        (“Director”).

Article 1 – Benefits Tables

The following tables describe the benefits available to the Director, or the Director’s Beneficiary, upon the occurrence of certain events. Capitalized terms have the meanings given them in Article 3. Except for death, each benefit described is in lieu of any other benefit herein.

Table A: Retirement Benefit

Normal Retirement Age (“NRA”) = 72

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution*
Separation of Service following Normal Retirement Age	Forty-five percent (45%) of Average Annual Director Fee Amount, as of Separation from Service	Annual installments	Payments begin: Within Thirty (30) days following Separation from Service Duration: 10 years

Table B: Benefit Available Prior to Retirement

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution*
Voluntary Separation from Service	Accrued Liability Balance, as of Separation from Service	Lump sum	Payment: Thirty (30) days following Separation from Service
Involuntary Separation from Service	Accrued Liability Balance, as of Separation from Service	Lump sum	Payment: Thirty (30) days following Separation from Service
Change in Control	Present Value of full Table A Retirement Benefit	Lump sum	Payment: Thirty (30) days following Change in Control
Disability	Accrued Liability Balance, as of Separation from Service	Annual installments	Payment: Thirty (30) days following Separation from Service

Table C: Death Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution*
Death while actively serving	50% of the Accrued Liability Balance, as of date of death	Lump sum	Payment (to Beneficiary): Thirty (30) days following Executive’s death
Death during installment payout of benefit under Tables A or B	Remaining installment payments, if any, under Table A or B.	Annual installments	Payments to Beneficiary continue on same schedule as if Director had lived.

BayCoast Bank	Supplemental Directors Retirement Agreement

Article 2 - Purpose

The purpose of this Agreement is to further the growth and development of the Bank by providing Director with supplemental retirement income, and thereby encourage Director’s productive efforts on behalf of the Bank. The Bank promises to make certain payments to the Participant, or the Participant’s Beneficiary, at retirement, death, or upon some other qualifying event pursuant to the terms of this Agreement.

Article 3 - Definitions and Construction

It is intended that this Agreement comply and be construed in accordance with Section 409A of the Internal Revenue Code (the “Code”). It is also intended that the Agreement be “unfunded” and maintained for a select group of management or highly compensated employees of the Bank, for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and not be construed to provide income to the Director or Beneficiary under Code prior to actual receipt of benefits.

Where the following words and phrases appear in the Agreement, they shall have the respective meanings set forth below, unless their context clearly indicates to the contrary:

3.1

“Accrued Liability Balance” shall mean the amount accrued by the Bank to fund the future benefit expense associated with this Agreement. The Bank shall account for this benefit using Generally Accepted Accounting Principles, regulatory accounting guidance of the Bank’s primary federal regulator, and other applicable accounting guidance, including APB 12 and FAS I 06. Accordingly, the Bank shall establish a liability retirement account for the Director into which appropriate accruals shall be made using a reasonable discount rate, which may be adjusted from time to time.

3.2

“Average Annual Director Fee Amount” shall mean the average of the Annual Director Fee Amount over any three (3) calendar years during the final ten (10) Years of Service by the Director in which the Annual Director Fee Amount was the greatest. For the purposes of this Agreement, the Annual Director Fee Amount shall include all Bank retainer fees, Board meeting fees and all Board committee fees; provided, however, that the Annual Director Fee Amount shall not include any amounts payable as reimbursements of expenses, or any fees or compensation payable for services other than serving as Director, such as appraisal fees, legal fees, accounting fees, or the like.

3.3	“Beneficiary” shall mean the person(s) designated by the Director, including the estate of the Director, entitled to a benefit under this Agreement.

3.4	“Board” shall mean the Board of Directors of the Bank.

3.5	“Change in Control” shall mean a change in ownership or control of the Bank as defined in Treasury Regulation§ I .409A-3(i)(5) or any subsequently applicable published authority or guidance.

3.6

“Disability” shall mean Director, while actively serving by the Bank: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last

BayCoast Bank	Supplemental Directors Retirement Agreement

for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering directors of the Bank, provided that the definition of Disability applied under such Disability insurance program complies with the requirements of Section 409A. Upon the request of the Plan Administrator, the Director must submit proof to the Plan Administrator of Social Security Administration’s or the provider’s determination.

3.7	“Effective Date” shall mean January 1, 2012.

3.8

“Involuntary Separation from Service” shall mean that the Bank terminates Director’s service at any time before Director’s Normal Retirement Age and such termination is not considered a Termination for Cause. A Separation from Service for “Good Reason” will also be treated as an Involuntary Separation from Service, provided such Separation from Service meets the necessary “safe harbor” conditions as set forth under Section 409A of the Code.

3.9	“Present Value” shall mean: All lump sum distributions under this Plan shall be discounted to present value using a reasonable discount rate.

3.10

“Separation from Service” shall mean that the Director has retired or otherwise has a termination of service with the Bank. For purposes of this Agreement, whether a termination of service has occurred is determined based on whether the facts and circumstances indicate that the Bank and Director reasonably anticipated that no further services would be performed after a certain date, or that the level of bona fide services the Director would perform after such date would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period of services to the Bank if the Director has been providing services to the Bank less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether the Director continues to be treated as an Director for other purposes (such as continuation of salary and participation in Director benefit programs), whether similarly situated service providers have been treated consistently, and whether the Director is permitted, and realistically available, to perform services for other service recipients in the same line of business. A Director will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is fifty percent (50%) or more of the average level of service performed by the Director during the immediately preceding thirty-six (36) month period. A Separation from Service will not be deemed to have occurred while the Director is on military leave, sick leave, or other bona fide leave of absence, provided Director has the right to continue service under an applicable statute or by contract.

3-11	“Termination for Cause” shall mean a termination of service for:

(a)	Gross negligence or gross neglect of duties to the Bank; or

(b)	Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director’s service with the Bank; or

(c)	Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Director’s service and resulting in a material adverse effect on the Bank.

BayCoast Bank	Supplemental Directors Retirement Agreement

3.12

“Voluntary Separation from Service” shall mean the Director terminates service with the Bank prior to Normal Retirement Age for reasons other than death, Disability, Termination for Cause, or Separation from Service following a Change in Control.

3.13	“Years of Service” shall mean all full calendar years spent as a Director, whether or not such time commenced before the Effective Date of this Agreement.

Article 4 - Beneficiary

4.1

Beneficiary. Director shall have the right to name a Beneficiary of the death benefit, if any, described in Article I herein. Director shall have the right to name such Beneficiary at any time prior to Director’s death and submit it to the Plan Administrator (or Plan Administrator’s representative) on the form provided. Once received and acknowledged by the Plan Administrator, the form shall be effective. The Director may change a Beneficiary designation at any time by submitting a new form to the Plan Administrator. Any such change shall follow the same rules as for the original Beneficiary designation and shall automatically supersede the existing Beneficiary form on file with the Plan Administrator.

4.2

Failure to Designate a Beneficiary. If Director dies without a valid Beneficiary designation on file with the Plan Administrator, the Director’s surviving spouse, if any, shall become the designated Beneficiary. If Director has no surviving spouse, death benefits shall be paid to the personal representative of Director’s estate.

4.3

Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person’s property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

Article 5 - General Limitations

5.1

Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if Director’s service is terminated due to a Termination for Cause.

5.2

Removal. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Director is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

Article 6 - Administration of Agreement

6.1

Plan Administrator. The Bank shall be the Plan Administrator, unless the Bank appoints a committee to be the Plan Administrator. The Bank may appoint a Committee (“Committee”) of one or more individuals in the service of Bank for the purpose of discharging the administrative responsibilities of the Bank under the Plan. The Bank may remove a Committee member for any reason by giving such member ten (10) days’ written notice and may thereafter fill any vacancy

BayCoast Bank	Supplemental Directors Retirement Agreement

thus created. The Committee shall represent the Bank in all matters concerning the administration of this Plan; provided however, the final authority for all administrative and operational decisions relating to the Plan remains with the Bank.

6.2

Authority of Plan Administrator. The Plan Administrator shall have full power and authority to adopt rules and regulations for the administration of the Plan, provided they are not inconsistent with the provisions of this Plan, and Section 409A of the Code, to interpret, alter, amend or revoke any rules and regulations so adopted, to enter into contracts on behalf of the Bank with respect to this Agreement, to make discretionary decisions under this Plan, to demand satisfactory proof of the occurrence of any event that is a condition precedent to the commencement of any payment or discharge of any obligation under the Plan, and to perform any and all administrative duties under this Plan.

6.3

Recusal. An individual serving as Plan Administrator may be eligible to participate in the Plan, but such person shall not be entitled to participate in discretionary decisions under Article 7 relating to such person’s own interests in the Plan.

6.4

Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

6.5

Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

6.6

Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the Plan Administrator and its agents against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator.

6.7

Bank Information. To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the date and circumstances of any event triggering a benefit hereunder.

6.8

Annual Statement. The Plan Administrator shall provide to the Bank, on the schedule set forth in the Administrative Services Contract, a statement setting forth the benefits to be distributed under this Agreement.

Article 7 - Claims Procedures

A Director or Beneficiary (“Claimant”) who has not received benefits under the Agreement that he or she believes should be distributed shall make a claim for such benefits as follows:

7.1

Initiation- Written Claim. The Claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within sixty (60) days after such notice was received by the Claimant. All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

BayCoast Bank	Supplemental Directors Retirement Agreement

7.2

Timing of Plan Administrator Response. The Plan Administrator shall respond to such Claimant within ninety (90) days after receiving the claim. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional ninety (90) days by notifying the Claimant in writing, prior to the end of the initial ninety-day (90) period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

7.3

Notice of Decision. If the Plan Administrator denies part or all of the claim, the Plan Administrator shall notify the Claimant in writing of such denial. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based;

(c)	A description of any additional information or material necessary for the Claimant to perfect the claim and an explanation of why it is needed; and

(d)	An explanation of the Agreement’s review procedures and the time limits applicable to such procedures.

Article 8 - Review Procedures

If the Plan Administrator denies part or all of the claim, the Claimant shall have the opportunity for a full and fair review by the Plan Administrator of the denial, as follows:

8.1

Initiation- Written Request. To initiate the review, the Claimant, within sixty (60) days after receiving the Plan Administrator’s notice of denial, must file with the Plan Administrator a written request for review.

8.2

Additional Submissions - Information Access. The Claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Plan Administrator shall also provide the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

8.3

Considerations on Review. In considering the review, the Plan Administrator shall take into account all materials and information the Claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

8.4

Timing of Plan Administrator Response. The Plan Administrator shall respond in writing to such Claimant within sixty (60) days after receiving the request for review. If the Plan Administrator determines that special circumstances require additional time for processing the claim, the Plan Administrator can extend the response period by an additional sixty (60) days by notifying the Claimant in writing, prior to the end of the initial sixty-day (60) period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Plan Administrator expects to render its decision.

8.5	Notice of Decision. The Plan Administrator shall notify the Claimant in writing of its decision

BayCoast Bank	Supplemental Directors Retirement Agreement

on review. The Plan Administrator shall write the notification in a manner calculated to be understood by the Claimant. The notification shall set forth:

(a)	The specific reasons for the denial;

(b)	A reference to the specific provisions of the Agreement on which the denial is based; and

(c)

A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim for benefits.

Article 9 - Amendments and Termination

9.1

Amendment or Termination. This Agreement may be amended or terminated unilaterally by the Bank, except where an amendment or termination would materially reduce the Director’s vested benefit, in which case the Director’s consent shall be required.

9.2

Subsequent Changes to Time and Form of Payment. The Bank may permit a subsequent change to the time and form of benefit distributions. Any such change shall be considered made only when it becomes irrevocable under the terms of the Agreement. Any change will be considered irrevocable not later than thirty (30) days following acceptance of the change by the Plan Administrator, subject to the following rules:

(a)	The subsequent deferral election may not take effect until at least twelve (12) months after the date on which the election is made;

(b)

The payment (except in the case of death, disability, or unforeseeable emergency) upon which the subsequent deferral election is made is deferred for a period of not less than five (5) years from the date such payment would otherwise have been paid; and

(c)	In the case of a payment made at a specified time, the election must be made not less than twelve (12) months before the date the payment is scheduled to be paid.

Article 10 - Miscellaneous

10.1	Binding Effect. This Agreement shall bind the Director and the Bank, and their beneficiaries, survivors, executors, administrators and transferees.

10.2

No Guarantee of Service. This Agreement is not a contract for service. It does not give the Director the right to remain as a director of the Bank, nor does it interfere with the Bank’s right to discharge the Director. It also does not require the Director to remain a director nor interfere with the Director’s right to terminate service at any time.

10.3	Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

10.4

Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement. The Director acknowledges that the Bank’s sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

10.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the state where the Bank’s primary corporate headquarters is located, except to the extent preempted

BayCoast Bank	Supplemental Directors Retirement Agreement

by the laws of the United States of America.

10.6

Unfunded Arrangement. The Director is a general unsecured creditor of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to distribute such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director’s life or other informal funding asset is a general asset of the Bank to which the Director has no preferred or secured claim.

10.7

Reorganization. The Bank shall not merge or consolidate into or with another bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor bank.

10.8

Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of this Agreement other than those specifically set forth herein.

10.9

Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

10.10

Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

10.11	Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

10.12

Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

10.13

Notice. Any notice or filing required or permitted to be given to the Bank or Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

BayCoast Bank	Supplemental Directors Retirement Agreement

10.14

Opportunity to Consult with Independent Advisors. The Director acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect the Director’s right to these benefits, and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, Section 409A of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances the Director acknowledges and agrees shall be the sole responsibility of the Director notwithstanding any other term or provision of this Agreement. The Director further acknowledges and agrees that the Bank shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to the Director and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or asset liability on the part of the Bank related to the matters described above in this Section 9.14. The Director further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.

10.15

Restriction on Timing of Distribution. Solely to the extent necessary to avoid penalties under Section 409A, distributions under this Agreement may not commence earlier than six (6) months after a Separation from Service (as described under the “Separation from Service” provision herein) if, pursuant to Internal Revenue Code Section 409A, the participant hereto is considered a “specified employee” of a publicly-traded company. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six (6) months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six (6) months of installment payments shall be delayed, aggregated, and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six (6) months and instead be made on the first day of the seventh month.

10.16

Certain Accelerated Payments. The Bank may make any accelerated distribution permissible under Treasury Regulation 1.409A-3G)(4), provided that such distribution(s) meets the requirements of Section 1.409A-3G)(4).

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

DIRECTOR:	BANK:

BayCoast Bank

By:
Nicholas M. Christ
President & CEO

1st AMENDMENT

TO THE AMENDED AND RESTATED

BAYCOAST BANK

SUPPLEMENTAL DIRECTOR RETIREMENT AGREEMENT

THIS AMENDMENT, made and entered into this    day of       by and between BAYCOAST BANK (“Bank”), and       , a Director of the Bank (“Director”), shall effectively amend the Amended and Restated Supplemental Director Retirement Agreement dated        , (“Agreement”), as specifically set forth herein. Pursuant to Section 9.1 of the Agreement, the Bank and the Director hereby adopt the following amendment:

Article 1 – Benefits Tables

Table B: Benefit Available Prior to Retirement

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution*
Voluntary Separation from Service	Accrued Liability Balance, as of Separation from Service	Lump sum	Payment: Thirty (30) days following Separation from Service
Involuntary Separation from Service	Accrued Liability Balance, as of Separation from Service	Lump sum	Payment: Thirty (30) days following Separation from Service
Change in Control	Present Value of full Table A Retirement Benefit	Lump sum	Payment: Thirty (30) days following Change in Control
Disability	Accrued Liability Balance, as of Separation from Service	Lump sum	Payment: Thirty (30) days following Separation from Service

Table C: Death Benefit

Distribution Event	Amount of Benefit	Form of Benefit	Timing of Benefit Distribution*
Death while actively serving	Accrued Liability Balance, as of date of death	Lump sum	Payment (to Beneficiary): Thirty (30) days following Executive’s death
Death during installment payout of benefit under Tables A or B	Remaining installment payments, if any, under Table A or B.	Annual installments	Payments to Beneficiary continue on same schedule as if Director had lived.

This Amendment shall be effective the 1st day of January, 2024. To the extent that any term, provision, or paragraph of the Agreement is not specifically amended herein, or in any other amendment thereto, said term, provision, or paragraph shall remain in full force and effect as set forth in said Agreement.

IN WITNESS WHEREOF, the parties hereto acknowledge that each has carefully read this Amendment, had the opportunity to consult with qualified legal counsel, and executed the original thereof on the first day set forth hereinabove, and that, upon execution, each has received a conforming copy.

BAYCOAST BANK Fall River, Massachusetts.	DIRECTOR

By:
(Bank officer other than Director)

Title: